                                                                   EXHIBIT 21.1

            List of Subsidiaries of Alexandria Real Estate Equities, Inc.


ARE-QRS Corp.                                   ARE-3005 First Avenue, LLC
ARE-GP Holdings QRS Corp.                       ARE-170 Williams Drive, LLC
ARE-GP/II Holdings QRS Corp.                    ARE-Western Newbrook, LLC
ARE-GP/III Holdings QRS Corp.                   ARE-15020 Shady Grove, LLC
ARE 3535/3565 General Atomics Court, LLC        ARE-2001 Aliceanna Street, LLC
ARE-10933 North Torrey Pines, LLC               ARE-5 Triangle Drive, LLC
ARE-11099 North Torrey Pines, LLC               ARE-279 Princeton Road, LLC
Alexandria Real Estate Equities, L.P.           ARE-100 Phillips Parkway, LLC
ARE Acquisitions, LLC                           ARE-50 West Watkins Mill, LLC
ARE-1431 Harbor Bay, LLC                        ARE-3770 Tansy Street, LLC
ARE-John Hopkins Court, LLC                     ARE-10505 Roselle Street, LLC
ARE-708 Quince Orchard, LLC                     ARE-620 Memorial Drive, LLC
ARE-940 Clopper Road, LLC                       ARE-377 Plantation Street, LLC
ARE-1201 Harbor Bay, LLC                        ARE-60 Westview, LLC
ARE-1401 Research Boulevard, LLC                ARE-One Innovation Drive, LLC
ARE-1500 East Gude, LLC                         ARE-Five Biotech, LLC
AREE-Holdings, L.P.
AREE-Holdings II, L.P.
ARE-100/800/801 Capitola, LLC
ARE-215 College Road, LLC
ARE-4757 Nexus Centre, LLC
ARE-819/863 Mitten Road, LLC
ARE-Nexus Centre II, LLC
ARE-8000/9000/10000 Virginia Manor, LLC
ARE-10150 Old Columbia, LLC
ARE-11025 Roselle Street, LLC
ARE-Metropolitan Grove I, LLC
ARE-6166 Nancy Ridge, LLC
ARE-79/96 Charlestown Navy Yard, LLC
ARE-5100/5110 Campus Drive, L.P.
ARE-702 Electronic Drive, L.P.
ARE-280 Pond Street, LLC
ARE-150/154 Technology Parkway, LLC
ARE-19 Firstfield Road, LLC
